Exhibit 99

FOR IMMEDIATE RELEASE	May 3, 2022

Contact: Nelli Madden

732-577-9997

UMH PROPERTIES, INC. COMPLETES ACQUISITION OF PENNSYLVANIA MANUFACTURED HOME COMMUNITY

FREEHOLD, NJ, May 3, 2022........ UMH Properties, Inc. (NYSE: UMH) closed on the acquisition of a manufactured home community located in Butler, Pennsylvania for a total purchase price of $7.4 million. This community contains 132 developed homesites. It is situated on approximately 65 acres. Additionally, there are 38 entitled sites for future development and 18 sites that are owned by residents who pay a common area maintenance fee.

Samuel A. Landy, President and Chief Executive Officer, commented, “We are pleased to announce the acquisition of Mandell Trails. This property is well-located near some of our best performing assets in western Pennsylvania. As we improve the community, we anticipate strong demand for profitable sales.

“We continue to opportunistically acquire communities that meet our growth criteria. Our acquisition pipeline contains two additional communities containing 490 sites for a total purchase price of approximately $25.9 million, or $52,800 per site. We also have an active pipeline of greenfield development deals through our joint venture. We have significant growth opportunities through acquisitions, greenfield development through our joint venture, expansions of our existing communities and infill of our vacant sites.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 129 manufactured home communities with approximately 24,200 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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